                                                                  Exhibit (k)(6)

                            FUND INDEMNITY AGREEMENT

      Agreement, dated as of _______ __, 1997, among Australian Mutual Provident Society ("AMP"), Merrill Lynch & Co., Inc. ("Merrill Lynch") and WBK STRYPES Trust (such trust and the trustees thereof acting in their capacity as such being referred to herein as the "Trust").

      WHEREAS, the Trust is a business trust organized pursuant to the Business Trust Act of the State of Delaware (Chapter 38, Title 12, of the Delaware Code, 12 Del.C. (Sections 3801 et seq.)), under and by virtue of a Trust Agreement dated as of March 14, 1996, as amended and restated as of _______ __, 1997 (the "Trust Agreement"); and

      WHEREAS, AMP and Merrill Lynch desire to make provision for the payment of certain indemnification expenses of the Trust;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

      1. DEFINITIONS. Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Trust Agreement.

      2. AGREEMENT TO PAY EXPENSES. Merrill Lynch agrees to pay to the Trust, and hold the Trust harmless from, any expenses of the Trust arising under Sections 2.2(g) and 6.6 of the Administration Agreement, Section 15 of the Custodian Agreement, Section 5.4(b) of the Paying Agent Agreement and Section
7.6 of the Trust Agreement (collectively, "Indemnification Expenses"). Notwithstanding the foregoing, it is understood that (i) Merrill Lynch shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) and (ii) Merrill Lynch shall not be liable for any settlement of any proceeding effected without the written consent of Merrill Lynch and AMP, but if settled with such consent or if there be a final judgment for the Claimant (as defined herein), Merrill Lynch agrees to indemnify the Trustees and the Trust from and against any loss or liability by reason of such settlement or judgment. Payment hereunder by Merrill Lynch shall be made in New York Clearing House (next-day) funds no later than five Business Days after the receipt by Merrill Lynch, pursuant to paragraph 4 hereof, of written notice of any claim for Indemnification Expenses.

                                                                  Exhibit (k)(6)


      3. AGREEMENT TO REIMBURSE FOR PAYMENTS MADE. AMP agrees to reimburse Merrill Lynch from time to time for the amount of any Indemnification Expenses paid by Merrill Lynch pursuant to paragraph 2 hereof. Merrill Lynch shall be reimbursed for any such Indemnification Expenses in New York Clearing House (next-day) funds no later than five Business Days after the receipt by AMP, pursuant to paragraph 4 hereof, of written notice of any claim for Indemnification Expenses.

      4. NOTICE OF RECEIPT OF CLAIM. The Trust shall give notice to, or cause notice to be given to, Merrill Lynch and AMP in writing of any claim for Indemnification Expenses or any threatened claim for Indemnification Expenses immediately upon the Trust acquiring knowledge thereof. Such written notice to Merrill Lynch shall be accompanied by any demand, bill, invoice or other communication received from any third party claimant (a "Claimant") in respect of such Indemnification Expense.

      5. STATEMENTS AND REPORTS. The Trust shall collect and safekeep all demands, bills, invoices or other written communications received from third parties in connection with any claim for Indemnification Expenses and shall prepare and maintain adequate books and records showing all receipts and disbursements of funds in connection therewith. Merrill Lynch and AMP each shall have the right to inspect and to copy, at its expense, all such documents, books and records at all reasonable times and from time to time during the term of this Agreement.

      6. TERM OF CONTRACT. This Agreement shall continue in effect until the dissolution of the Trust in accordance with Section 8.3 of the Trust Agreement.

      7. NO ASSIGNMENT. No party to this Agreement may assign its rights or delegate its duties hereunder without the prior written consent of the other parties, except that the Trust may delegate any and all duties hereunder to the Administrator to the extent permitted by law.

      8. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the matters contained herein and supersedes all prior agreements or understandings. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and is signed by all parties to this Agreement.

      9. NOTICES. All notices, demands, reports, statements, approvals or consents given by any party under this Agreement shall be directed as follows (or to such other address for a particular party as shall be specified by such party in a like notice given pursuant to this Section 9):

                                                                  Exhibit (k)(6)


The Trust:                    WBK STRYPES Trust
                              c/o Puglisi & Associates
                              850 Library Avenue, Suite 204
                              Newark, Delaware 19716
                              Telecopier: (302) 738-7210
                              Attention: Donald J. Puglisi

Merrill Lynch:                Merrill Lynch & Co., Inc.
                              North Tower
                              New York, New York 10281-1329
                              Telecopier: (212) 449-3150
                              Attention: Douglas W. Squires

AMP:                          Australian Mutual Provident Society
                              AMP Building
                              33 Alfred Street
                              Circular Quay
                              Sydney, NSW 2000
                              Telecopier:______________
                              Attention:_______________

A copy of any communication to Merrill Lynch shall be furnished to Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281-1334, telecopier (212) 449-9813, Attention: Associate General Counsel, provided that the failure to furnish such copy shall not affect the effectiveness of any such communication. Except as otherwise specifically provided herein, all notices and other communications provided for hereunder shall be in writing and shall be deemed to have been duly given if either (i) personally delivered (including delivery by courier service or by Federal Express or any other nationally recognized overnight delivery service for next day delivery) to the offices set forth above, in which case they shall be deemed received on the first Business Day by which delivery shall have been made to said offices, (ii) transmitted by any standard form of telecommunication to the offices set forth above, in which case they shall be deemed received on the first Business Day by which a standard confirmation that such transmission occurred is received by the transmitting party (unless such confirmation states that such transmission occurred after 5:00 P.M. on such first Business Day, in which case delivery shall be deemed to have been received on the immediately succeeding Business Day), or (iii) sent by certified mail, return receipt requested to the offices set forth above, in which case they shall be deemed received when receipted for unless acknowledgment of receipt is refused (in which case delivery shall be deemed to have been received on the first Business Day on which such acknowledgment is refused).

                                                                  Exhibit (k)(6)


      10. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      11. CONSENT TO JURISDICTION; APPOINTMENT OF TO ACCEPT SERVICE OF PROCESS.

      (a) Consent to Jurisdiction. AMP (referred to in this Section 11 as the "Appointing Party") irrevocably consents and agrees that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement may be brought in any United States federal or state court in the State of New York, County of New York.

      (b) Appointment of Service Agent. The Appointing Party designates, appoints, and empowers CT Corporation System with offices currently at 1633 Broadway, New York, New York 10019, as its designee, appointee and agent to receive and accept for and on its behalf, and its properties, assets and revenues, service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against the Appointing Party in any such United States federal or state court with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Appointing Party agrees to designate a new designee, appointee and agent in The City of New York on the terms and for the purposes of this Section 11 satisfactory to Merrill Lynch. The Appointing Party further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against the Appointing Party, by serving a copy thereof upon the relevant agent for service of process referred to in this Section 11 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) with a copy to the Appointing Party as provided in Section 9 of the Purchase Agreement. The Appointing Party agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the holders of the Securities, Merrill Lynch and the other persons referred to in Sections 7 and 8 of the Purchase Agreement to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the Appointing Party, or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable law. The Appointing Party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement brought in the federal

                                                                  Exhibit (k)(6)


courts located in The City of New York or the courts of the State of New York located in The City of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      (c) Survival. The provisions of this Section 11 shall survive any termination of this Agreement, in whole or in part.

      12. FOREIGN TAXES. All payments by AMP to Merrill Lynch hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any and all present and future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereinafter imposed, levied, collected, withheld or assessed by Australia or any other jurisdiction in which AMP has a branch or an office from which payment is made or deemed to be made, excluding (i) any such tax imposed by reason of Merrill Lynch having some connection with any such jurisdiction other than its participation as Underwriter hereunder, and (ii) any income or franchise tax on the overall net income of Merrill Lynch imposed by the United States of America or by the State of New York or any political subdivision of the United States of America or of the State of New York (all such non-excluded taxes, "Foreign Taxes"). If AMP is prevented by operation of law or otherwise from paying, causing to be paid or remitting that portion of amounts payable hereunder represented by Foreign Taxes withheld or deducted, then amounts payable under this Agreement by such party shall, to the extent permitted by law, be increased to such amount as is necessary to yield and remit to Merrill Lynch an amount which, after deduction of all Foreign Taxes (including all Foreign Taxes payable on such increased payments) equals the amount that would have been payable if no Foreign Taxes applied.

      13. WAIVER OF IMMUNITIES. To the extent that AMP or any of its respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any thereof, from set-off or counterclaim, from the jurisdiction of any court, from service or process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any of the Fundamental Agreements, AMP hereby irrevocably and unconditionally waives and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

      14. JUDGMENT CURRENCY. AMP agrees to indemnify Merrill Lynch against any loss incurred by Merrill Lynch as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency

                                                                  Exhibit (k)(6)


(the "Judgment Currency") other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which Merrill Lynch is able to purchase United States dollars, at the business day nearest the date of judgment, with the amount of the Judgment Currency actually received by Merrill Lynch. The foregoing indemnity shall constitute a separate and independent obligation of AMP, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include any premiums and costs or exchange payable in connection with the purchase of, or conversion into, the relevant currency.

      15. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such State.

      16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

                                                                  Exhibit (k)(6)


      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives the date first above written.

                                       MERRILL LYNCH & CO., INC.



                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:



                                       WBK STRYPES TRUST


                                       -----------------------------------------
                                       Donald J. Puglisi, as Managing Trustee



                                       AUSTRALIAN MUTUAL PROVIDENT SOCIETY


                                       By:
                                           -------------------------------------
                                           Name:
                                           Title: